Exhibit 99.3

The following blog post by Maria Elena Lagomasino, Chair of the Company’s Compensation Committee, dated October 1, 2014, was posted on The Coca-Cola Company’s “Unbottled” Blog at www.coca-colacompany.com/coca-cola-unbottled.

Dear Fellow Shareowners:

Today, the Compensation Committee of The Coca-Cola Company’s Board of Directors announced Equity Stewardship Guidelines for the Company’s existing 2014 Equity Plan, which was approved by shareowners at the Company’s 2014 Annual Meeting in April.  View Press Release and Guidelines.  I want to take a moment to tell you more about this announcement.

When the existing 2014 Equity Plan was up for approval earlier this year, and even after it was approved at our Annual Meeting of Shareowners, we heard many points of view.  We heard positive feedback, not so positive feedback, and everything in between.  We know that not all of our shareowners agree on every issue, especially on a topic like equity compensation where views can vary greatly.  The Compensation Committee thinks this kind of debate is healthy and constructive, and welcomes the views of all shareowners — after all, we represent you.

Throughout this process of reviewing the existing Equity Plan, “stewardship” was at the forefront of our minds.  By approving the Equity Plan in April, our shareowners authorized the Compensation Committee to manage something precious — shares of The Coca-Cola Company.  The Compensation Committee and entire Board of Directors of this great Company continue to take very seriously this responsibility.  This simple concept guided our adoption of the Equity Stewardship Guidelines.

The existing Equity Plan was designed to provide significant flexibility in how and to whom long-term equity awards are made.  These Guidelines are designed to be clear and simple, driven by our desire to enhance transparency with our shareowners.  While the Guidelines and the announcement include some technical terms like burn rate and dilution, the key point is that, starting in 2015, we will be using substantially fewer shares for  long-term equity awards overall.  We will also be significantly reducing the use of stock options.

Importantly, we are not changing or reducing eligibility for long-term awards; it is important to the Compensation Committee to keep the long-term incentive program broad-based.  In addition, we are not changing or increasing any of the award ranges for long-term incentive compensation.

Our Continued Commitment to You

The Compensation Committee will continue to encourage open dialogue with our shareowners about compensation.  In addition, the Compensation Committee will continue to review how we use equity compensation and the mix of awards at least annually.  When making determinations about compensation, we listen to shareowner feedback, and also look at market trends, how best to attract and retain world-class talent and most effectively align pay with performance.  We commit to you that we will continue to approach these decisions with great care and be mindful of our stewardship role.

As always, thank you for the trust that you have placed in us to oversee the compensation programs of The Coca-Cola Company.

Mel Lagomasino